UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 16, 2009

Avon Products, Inc.

(Exact name of registrant as specified in charter)

New York	1-4881	13-0544597
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1345 Avenue of the Americas

New York, New York 10105-0196

(Address of principal executive offices) (Zip Code)

(212) 282-5000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b)   On September 17, 2009, Avon Products, Inc. (the “Company”) announced that Elizabeth Smith, President of the Company, will be leaving the Company effective October 30, 2009 to pursue her long-time leadership aspiration to be a chief executive officer. The Company does not have immediate plans to replace Ms. Smith in her current role, and Ms. Smith’s responsibilities will be assumed by Andrea Jung, the Company’s Chairman and Chief Executive Officer. The global business units that reported to Ms. Smith will report directly to Ms. Jung, as they did before the appointment of Ms. Smith as President in 2007.

(e)    As previously disclosed, at the commencement of Ms. Smith’s employment in January 2005, she entered into a letter agreement providing for, among other things, separation benefits. Consistent with this agreement, the Company entered into an agreement with Ms. Smith on September 16, 2009 (the “Separation Agreement”) providing for her departure as President, effective as of October 30, 2009 (the “Separation Date”), and compliance with certain non-solicitation, non-competition, confidentiality, non-disparagement, and cooperation provisions. The Separation Agreement also provides for twenty-four months’ base salary, pro-rated annual and long-term bonuses and a pro-rated portion of performance contingent restricted stock units in accordance with the terms of the applicable bonus and stock plans, and continued participation in medical and other benefit programs, as well as the continuation of certain perquisites and stock option vesting, for specified periods of time. In addition, the Separation Agreement includes Ms. Smith’s general release of claims against the Company.

The foregoing does not constitute a complete summary of the terms of the Separation Agreement, and reference is made to the complete text of the agreement, which is attached hereto as Exhibit 10.1.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit 10.1	Separation Agreement, between Elizabeth Smith and Avon Products, Inc., dated September 16, 2009

(Page 2 of 3 Pages)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVON PRODUCTS, INC.
(Registrant)

By	/s/ Kim K. W. Rucker
Kim K. W. Rucker
Senior Vice President, General Counsel and Corporate Secretary

Date: September 17, 2009

(Page 3 of 3 Pages)

EXHIBIT INDEX

Exhibit No.	Description
Exhibit 10.1	Separation Agreement, between Elizabeth Smith and Avon Products, Inc., dated September 16, 2009